Exhibit 99.2

American Eagle Outfitters, Inc.

Second Quarter 2019 Earnings

Conference Call Transcript September 4, 2019

Operator: Greetings and welcome to the American Eagle Outfitters Second Quarter 2019 Earnings Conference Call. At this time, all participants are in a listen-only mode. A question-and-answer session will follow the formal presentation. As a reminder, this conference is being recorded.

I would now like to turn the conference over to your host, Ms. Judy Meehan. Thank you. You may begin.

Judy Meehan - American Eagle Outfitters Inc. – VP, IR: Good morning, everyone. Joining me today for our prepared remarks are Jay Schottenstein, Chief Executive Officer; Chad Kessler, AE Global Brand President; Jen Foyle, Aerie Global Brand President; and Bob Madore, Chief Financial Officer.

Before we begin today’s call, I need to remind you that we will make certain forward-looking statements. These statements are based upon information that represents the company’s current expectations or beliefs. The results actually realized may differ materially based on risk factors included in our SEC filings. The company undertakes no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events or otherwise, except as required by law.

Also, please note that during this call and in the accompanying press release, certain financial metrics are presented on both a GAAP and non-GAAP adjusted basis. Reconciliations of adjusted results to the GAAP results are available in the tables attached to the earnings release, which is posted on our corporate website at aeoinc.com in the Investor Relations section. Here, you can also find the second quarter investor presentation.

And now, I’d like to turn the call over to Jay.

Jay Schottenstein – American Eagle Outfitters, Inc. – CEO: Okay. Thanks, Judy, and good morning, everyone. The second quarter marked our 18th consecutive quarter of positive comps, which show a remarkable consistency in a difficult environment. While we did face some challenges in the quarter that impacted our AE Brand, the issues were largely concentrated in certain warm weather apparel categories, which were affected by unseasonably weather. With the start of August, business has picked up and we are pleased with positive trends quarter-to-date.

Based on these positive trends and strength in fall categories, I’m optimistic about our prospects for the second half of the year. Despite some of the challenges in the second quarter, we had a number of wins and accomplishments specifically. American Eagle Jeans continue to post record sales, marking six consecutive years of all-time highs in each and every quarter. This period, we recorded strong double-digit growth across genders, capturing market share and further strengthening our number one market position.

Aerie maintained incredible momentum, achieving a 16% comp increase, its 19th consecutive quarter of double digit sales increases. Aerie’s consistent industry-leading growth continues to demonstrate the power of this emerging brand and the significant opportunity ahead of us. Clearly, we offer our customers industry-leading product innovations, the best fits, quality and value wrapped in emotional brand experiences. Our digital business was also a highlight, producing growth in the double-digits.

Across channel and brands, we saw positive traffic, and stores outpaced the mall, a clear indication of strong brand equity. We ended the quarter with over $300 million in cash and no debt after returning $83 million to shareholders through dividends and share repurchases. We continue to make key investments across our business and brands to deliver the best products and customer experiences, and importantly, we invest in our people to ensure we have the best talent and culture to drive future success.

As I said last quarter, we are better positioned than ever to capitalize on the continued disruption across the retail industry. That view has not changed. Our brand keeps getting stronger and we intend to continue to capture market share and grow our merchandise assortments, our customer base and our profitability. Our strength lies in our culture, our people and our strong purpose as an organization to show the world that there’s real power in the optimism of youth. I am optimistic that we will post another strong year for all of our stakeholders.

And now, I’ll turn the call to Chad.

Chad Kessler – American Eagle Outfitters, Inc. – Global Brand President – AE Brand: Thanks, Jay, and good morning, everyone. I was not satisfied with our second quarter results. Comp sales declined 1% against the strong 7% increase last year, which was our most difficult comparison of the year. A cool May hurt demand for warm weather apparel, shorts missed our expectations, and our product mix in women’s tops skewed to lower AUR styles. It was the right trend and unit demand was strong, yet the AUR pressure caused comps to decline.

These issues are largely behind us and we are very encouraged by a meaningful improvement in our business in August and early September. We are seeing consistently positive comps quarter-to-date, led by strength in jeans and fall apparel, which become increasingly important as we go forward. In addition, despite the headwinds, there are plenty of bright spots in the second quarter. First, we continued to consolidate our leadership in jeans, where we are the undisputed destination for customers.

The second quarter represented our 24th consecutive quarter of record sales and we delivered strong double digit growth in both our men’s and women’s assortments. We are proud to remain the number one women’s jeans brand in America, the number one men’s jeans brand in our core 15 to 25 year-old age group and the number two jeans brand overall. We are committed to extending our leadership and expanding share through continued innovation and an emphasis on inclusivity.

With that in mind, we are very pleased with the response to the new women’s curvy collection, which has shown to be incremental. Together with extended size ranges in both men’s and women’s, we are thrilled to welcome new customers to our brand. As awareness to new styles and expanded sizes grow, we expect new customers to build with time. This will help sustain our strong growth in jeans and extend our leadership position in this important category. With peak back-to-school now behind us, we are confident we will deliver another record season.

There were other highlights in the quarter. In addition to record sales in dresses and skirts, I’d like to call out accessories, which was a stand-out this quarter. The team has been working hard to strengthen our accessories program, and we’re pleased to see those improvements paying off. Powerful new trends combined with our renewed focus on this category should yield very positive performance in the near and longer term. The AE Brand is very healthy and coveted by today’s consumers. Our AExME campaigns and brand positions of inclusivity, individuality and self-expression strongly resonate in today’s youth market.

Both in stores and online, traffic was once again positive, and we are retaining customers at a higher rate with our best customers spending more and engaging more frequently with our brand. Expanding our customer base through our loyalty programs, social media outreach and the personal connections at the store level will continue to fuel the brand’s strength. Looking ahead, I’m confident in our plans for the back half of the year and encouraged by the start of the third quarter. We see a healthy consumer and powerful fashion trends that are perfect for our brand. American Eagle is stronger than ever and poised to continue winning in the disrupted retail environment.

Now, I’ll turn the call over to Jen.

Jen Foyle – American Eagle Outfitters, Inc. – Global Brand President – Aerie: Thanks, Chad, and good morning, everyone. I’m thrilled to report that Aerie delivered a spectacular quarter. The revenue increased more than 20%, fueled by a comparable sales increase of 16% and new stores. Sales growth built on the 27% comp increase last year. This period marked our 19th consecutive quarter of double-digit sales increases. I’m extremely proud of the consistency we continue to see across the business as we capture meaningful market share.

Sales metrics reflected a healthy growing brand. Traffic was positive across all channels, with stores well outpacing mall averages, as we continue to attract more customers to Aerie. Our basket size is also expanding at a very healthy clip, driven by increased units per transaction and strong AURs. In the second quarter, all categories posted sales growth. Bras were one of the strongest areas in the quarter. We saw healthy demand for core bras and renewed excitement for bralettes, one of Aerie’s signature categories.

What’s more, we are thrilled by the very positive response to our new apparel collections. Our bottoms business remains robust, and due to strong demand, we were chasing tops throughout much of the quarter. Brand awareness continues to grow. Aerie’s brand body positivity platform and empowerment is our strength and underpins the encouraging emotional connection with our customers. The power of self-love and acceptance builds trust and loyalty, and that is truly what the AerieREAL movement is all about.

As a result, our customer file continues to expand. Retention rates are growing, with existing customers shopping more frequently and buying more categories from Aerie. Our store expansion plans are tracking well. We opened 20 stores in the quarter with an emphasis on new and fill-in markets, including openings in Texas and California, which are priority states for us. As we enter new markets, we are seeing an uplift in our digital business in those markets as well.

I’m also very pleased with the performance of remodeled stores in our latest design. In fact, 10 of our remodeled locations and several new stores quickly rose to be among our top 25 most productive locations. This validates our real estate strategy and the power of Aerie. We still have meaningful locations and opportunity to expand our footprint in the coming years with a sizable retail presence of 10,000 square feet in only 23 states.

I’m so very thankful for my amazing team who continue to deliver exceptional results across the board. From outstanding collections to our uniquely innovative marketing campaigns, to new store openings, this team is firing on all cylinders. Our back-to-school season has been a terrific success. I’m very encouraged by sales trends in key seasonal apparel categories, as well as strength in intimates. I’m confident that we will continue our strong momentum into the second half of the year. Beyond that, we have visibility to exceeding $1 billion in short order and see great potential for Aerie over the longer term.

And now, I’ll turn the call over to Bob.

Bob Madore – American Eagle Outfitters, Inc. – Chief Financial Officer: Thanks, Jen, and good morning, everyone. My comments will focus on the adjusted second quarter financials, which excludes certain items as detailed in the press release and tables in the investor presentation. As indicated, second quarter operating results fell short of our expectations. By many accounts, the environment was challenging, and as we indicated back in early June, May was unreasonably cool, suppressing demand for warm weather apparel.

This continued with the later start to back-to-school adversely impacting second quarter sales and margins. However, there were a number of areas that performed very well and we were pleased to post increases in consolidated comp and revenue, marking 18 consecutive quarters of comp growth and record revenues. We were also encouraged by a meaningful improvement in business trends so far this quarter.

Turning now to the second quarter financial results, total net revenue increased $76 million, rising 8% to $1 billion. Total revenue includes $40 million recognized for license royalties from a third-party operator in Japan. This payment was the primary driver of margin improvement and generated $0.15 in earnings per share. We plan to terminate the agreement with our partner and are currently exploring options for our future business model to continue our growth in Japan.

Consolidated comparable sales increased 2%, building on a 9% growth last year. By brand, American Eagle comps declined 1% in the second quarter following the 7% increase last year. Aerie comps increased 16%, building on the 27% growth last year. We saw positive digital comps for American Eagle, which was offset by a decline in stores. Aerie grew across both channels in the quarter. On a consolidated basis, stores decreased 1%. Digital sales rose in the low double-digits, reaching approximately 25% of total revenue, up 100 basis points to last year.

We saw the biggest increases coming from our app and mobile channels, which contributed – which combined now represent well over half our digital business. Total gross profit increased $29 million or 8% to $383 million. Gross margin rate to revenue increased 10 basis points to 36.7%. The increase was due to strong flow-through from the Japanese license royalties, which contributed approximately 230 basis points of margin improvement. This was largely offset by increased markdowns, higher delivery expense and compensation costs.

Selling, general and administrative expense of $253 million increased 8% and was flat as a percent of revenues at 24.3%. Compensation was the largest contributor to the dollar increase, primarily reflecting the continued impact from our investments in customer-facing store payroll and wages which began in mid-2018. Higher professional fees also contributed to the increase. Absent some expenses associated with the license royalty revenue received, SG&A dollar growth was consistent with our expectation of a mid single-digit increase. Depreciation and amortization rose $2 million to $45 million or 4.3% as a rate to revenue, which was down 10 basis points compared to last year.

Adjusted operating income increased 11% to $85 million from $76 million last year, and the margin rate to revenue improved 20 basis points to 8.1%. Operating income includes approximately $34 million from the Japan license royalty. The effective tax rate of approximately 24% compared to approximately 22% last year. Adjusted EPS of $0.39 increased 15% from $0.34 last year. Included in adjusted EPS was $0.15 from the license royalty received. Adjusted earnings in the second quarter also excluded restructuring charges of $2.7 million or approximately $0.01 per share.

Now, regarding inventory, which can be found on page 11 of the investor presentation, we ended the quarter with inventory at cost of $535 million, up $69 million or 15% from last year. Units were up 10% versus the year-ago period. The increase largely reflects inventory to support strong demand for AE Jeans, including new styles and expanded sizes. These are incremental product lines to last year. Additionally, new Aerie stores and improved in- stocks for our wholly owned international businesses also contributed to the increase. These factors represented over half of the inventory increase to last year. Overall, we feel good about the composition of inventory.

Capital expenditures totaled $55 million in the second quarter, and we continue to expect CapEx to be in the range of $200 million to $215 million for the year. During the quarter, we completed $60 million in share repurchases and paid $23 million in dividends to shareholders. In July, our board of directors authorized an additional 30 million shares for repurchase, and we exited the quarter with a little over 37 million shares available for purchase. Our liquidity position remains strong and we ended the quarter with total cash and investments of $317 million and no debt outstanding.

Now, turning to our real estate portfolio, our 2019 priorities are to accelerate the growth of Aerie, to reposition and remodel AE stores and to continue expanding our global footprint. Based on the openings to-date and our plans for the balance of the year, we now expect Aerie store openings this year near the lower end of our prior 60 to 75 target.

Importantly, this is simply a function of timing. Our long-term footprint expansion plans and growth expectations for this business are unchanged. Overall, stores remain a very important part of how we operate our business and engage with our customers. We have a highly profitable store portfolio and significant lease flexibility. Additional store information can be found on pages 14 through 18 in the investor presentation.

I would now like to provide an update on the impact of tariffs. As discussed in the past, we have actively collaborated with our sourcing partners to meaningfully mitigate the potential impact. In addition, we continue to make progress in further reducing our exposure to China tariffs through a combination of partnering with vendors and diversifying our geographic production capabilities. Based on recently enforced tariffs on List 4, we do not expect a material impact this year. At present, we expect the impact to be manageable in 2020.

Now, looking ahead, we expect third quarter EPS in the range of $0.47 to $0.49 per share. Consistent with improving sales trends, we expect comparable sales growth in the low to mid single-digits. This outlook assumes continued promotional activity. SG&A expense is expected to increase in the mid single-digits. Our third quarter guidance compares to EPS of $0.48 last year and excludes potential impairment and restructuring charges.

To conclude, we’re very pleased with quarter-to-date trends. As Chad and Jen discussed, our fall product is performing across both brands and we have a clear path for the rest of the year. We remain focused on our strategic initiatives that will enable us to maintain our comparable sales momentum, strengthen our bottom line and generate financial returns to our shareholders.

Thanks. And now, we’d like to take your questions.

Operator: Thank you. [Operator Instructions] Our first question comes from the line of Jay Sole with UBS. Please proceed with your question.

Jay Sole – UBS Securities LLC Analyst: Great. Thank you so much. Jen, my question is about Aerie. You’re going up against a tougher comp in 3Q. On the two-year basis, the comp looked like it slowed a little bit from 1Q to 2Q. Do you feel confident that you can deliver – within the guidance, do you feel confident you can deliver a comp at least in line with where you were in 2Q or better as you look into 3Q?

Jen Foyle – American Eagle Outfitters, Inc. – Global Brand President – Aerie: Absolutely. If I mentioned – well, I did mention that our apparel business has been very strong. As we get into the back half, we own more apparel because it’s seasonally appropriate however. So, we feel really confident about what’s happening in apparel and what happened in August. Our comps were very strong laid up against some very, very strong comps. So, that said, also we continue to own and dominate bras and undies. Bras had an extremely great month in August, and we’re looking forward to chasing more bralettes actually. They’ve been on fire for us.

Jay Sole – UBS Securities LLC Analyst: Great. And then, Bob, if I can just ask you about the Japan license royalty. Can you just clarify how the Japan business was accounted for in previous quarters? Was this $40 million a one-time issue – a one-time payment or was there a similar amount last year? If you could just clarify that for us, that would be super helpful.

Bob Madore – American Eagle Outfitters, Inc. – Chief Financial Officer: It’s a one-time payment that was triggered by a breach by our licensed partner, which put into motion minimum royalties from prior years that became due as a result of that breach. So, it actually was the result of events and circumstances that transpired directly in the quarter and was related to higher royalty rates that were triggered as a result of that.

Jay Sole – UBS Securities LLC Analyst: Got it. Okay. Thank you so much.

Operator: Thank you. Our next question comes from the line of Paul Lejuez with Citigroup. Please proceed with your question.

Paul Lejuez – Citigroup Global Markets, Inc. Analyst: Hey. Thanks, guys. Just to follow up on the Japan payment, was that already received or was that simply an accrual? Also, curious why you didn’t break that out, Bob. And then...

Jay Schottenstein – American Eagle Outfitters, Inc. – CEO: Part of it was received, and there’s more coming in the next quarter.

Bob Madore – American Eagle Outfitters, Inc. – Chief Financial Officer: So, $40 million is the total amount of royalties earned. $30 million was paid. There’s a $10 million receivable that’s due in a couple of months.

Jay Schottenstein – American Eagle Outfitters, Inc. – CEO: Next quarter.

Paul Lejuez – Citigroup Global Markets, Inc. Analyst: Got you. Okay. And then, can you just maybe provide a little bit more color on quarter-to-date trends, what you’re seeing by brand? And what gives you confidence to include that mid single-digit as part of the comp guidance for 3Q? Thanks.

Jen Foyle – American Eagle Outfitters, Inc. – Global Brand President – Aerie: For Aerie, we’re just – we’re seeing strong business in apparel, as I mentioned. Honestly, all categories are doing great. We’re really pleased with the August results. I just mentioned bralettes are doing really well for us, the bra category, the core bra category. We’re really – as I said in my script, we’re really firing on all cylinders here. The team is doing a great job executing.

Paul Lejuez – Citigroup Global Markets, Inc. Analyst: Got it.

Bob Madore – American Eagle Outfitters, Inc. – Chief Financial Officer: And I would tell you with August representing our single largest month within the quarter from both a sales and a profit – operating profit perspective, we’ve got that behind us now. We’re very happy with how back-to-school finished off. As we pointed out, although we got off to a slow start the last two weeks of July, we finished back-to- school really strong in August. So, we’ve got our biggest month completed, and that gives us a lot of confidence in support of our guidance that we gave for the quarter.

Paul Lejuez – Citigroup Global Markets, Inc. Analyst: Okay.

Chad Kessler – American Eagle Outfitters, Inc. – Global Brand President – AE Brand: Yeah. I think what we’re seeing, in AE, a lot of the challenges in the second quarter were really related to seasonal product, as I mentioned. Shorts with a slow start with the cool weather, and even though unit demand was great in women’s knits, we had a lower AUR. As we went through back-to-school and shift to long bottoms and the strength of our jeans business, that’s been really powerful with our new launches have all exceeded expectations. And then, as we get into the warmer weather product that we’ve already started to set through August, early demand has been really great and broad-based across a lot of categories. So, I expect the third quarter and into – even in the fourth quarter, the whole fall, should have a better trend than what we saw in the second quarter.

Paul Lejuez – Citigroup Global Markets, Inc. Analyst: Have those been promotionally driven or are you happy with the margins?

Chad Kessler – American Eagle Outfitters, Inc. – Global Brand President – AE Brand: We’re happy with the margins we’re seeing. We were not much more promotional in August than last year. We had a little more promotion in our factory channel, as we cleared through some inventory there. But the mainline channel promotions were consistent year-over-year. As the bottoms business grows, that does carry a – jeans are a slightly lower margin rate than the tops business. But as we have tops back on track, we’ll hopefully see margins improving with that as well.

Operator: Thank you. Our next question comes from the line of Oliver Chen with Cowen and Company. Please proceed with your question.

Oliver Chen – Cowen & Company LLC. Analyst: Hi. Thank you. Bob, one of your comments mentioned that the outlook assumes continued promotional activity. What does that mean in terms of how you’re seeing merchandise margins evolve? And it sounds like your inventory position right now is very clean. I would love your thoughts there. And then, the innovation that you’ve done with Style Drop and the subscription model, Chad, what are your thoughts on managing incrementality and what this means for customer engagement and why now?

Bob Madore – American Eagle Outfitters, Inc. – Chief Financial Officer: Yeah. So, our guidance does contemplate a slight deleveraging of our gross margin rate, not to the magnitude that we’ve seen in Q2 results. It will be muted relative to that, as we clear through some of the seasonal inventory that we carried in from the end of the second quarter. Now, having said that, Oliver, we are really happy with the currency of the inventory. Not only are our incremental investments supported by businesses that are really performing well and huge – large growth vehicles for us, but our carry-over inventory from summer/spring is less than 2% of our total on-hand, which is extremely manageable. But it will have a slight impact on margin rate.

Chad Kessler – American Eagle Outfitters, Inc. – Global Brand President – AE Brand: And then, as for Style Drop, we’re basically six months into it and it’s been really interesting to watch. I think the main question, Oliver, is going to be the incrementality, as you said, what’s the incrementality of it. Right now, we’re seeing a lot of our most engaged customers participating in Style Drop. Rather than at attracting new customers per se, we’re seeing a higher percentage of already engaged customers in the program. So, we just need to see if that means they’re spending more in total with the brand and if we’re getting margin flow-through from what they’re spending both in stores as well as renting. So, that’s why we kicked it off as a test and we are watching it. I do think these sort of new forms of retail and new forms of customers purchasing are really interesting. We just have to make sure that they come with the sales and the margin that we expect in our business.

Oliver Chen – Cowen & Company LLC. Analyst: Thank you. Best regards.

Operator: Thank you. Our next question comes from the line of Tiffany Kanaga with Deutsche Bank. Please proceed with your question.

Tiffany Kanaga – Deutsche Bank Securities, Inc. Analyst: Hi. Thanks for taking our questions. With your AUR decelerating further in the second quarter, with a lot of new innovation introduced for back-to-school, do you believe you can lift that metric back to positive territory during the back half of the year against the easier compares or should promotional activity keep it down year-over-year? And would you also break down your AUR in the quarter by brands, since I thought I heard Jen mention strong AUR on the Aerie side? Thanks.

Chad Kessler – American Eagle Outfitters, Inc. – Global Brand President – AE Brand: Yeah. We’re already – Tiffany, we’re already seeing AURs positive to last year with the strength of the fall product in AE as well as the jeans business continuing to grow, and we’re definitely getting paid for the innovation we’re delivering. As I mentioned, a lot of the AUR challenge in Q2 came from a lower AUR trend in the women’s knits categories, that in the first quarter we were able to overcome the low AUR with positive comps, and in the second quarter, we weren’t able to overcome that lower AUR. But it was really – the AUR in the second quarter for AE was really driven by product mix impacting – ended up impacting top line. And as I said, so far in the third quarter, our AURs are back to positive, and we definitely make sure that the innovation we put into our product is recognizable for the customer and we are getting paid for the innovation we have.

Bob Madore – American Eagle Outfitters, Inc. – Chief Financial Officer: And Aerie is definitely getting paid for their innovation in product category expansion. They saw AUR increase in the mid single-digits in the second quarter.

Tiffany Kanaga – Deutsche Bank Securities, Inc. Analyst: Thank you so much.

Operator: Thank you. Our next question comes from the line of Dana Telsey with Telsey Advisory Group. Please proceed with your question.

Dana Telsey – Telsey Advisory Group LLC Analyst: Good morning. As you think about the tops category, what needs to change in order to deliver the positive results that you’re looking for? And lastly, as you think about your store base, both full-line and outlet stores, how are you seeing the profitability in each store format and where do you see openings and closings stand at for each? Thank you.

Chad Kessler – American Eagle Outfitters, Inc. – Global Brand President – AE Brand: Yeah. So, what we’re seeing in tops, as I mentioned, was really the bare knits carrying a low AUR and being a high percentage of the business in the second quarter. What we need to see change in Q3, I think we’ve already seen change. As the seasonal categories come in with fleece, sweaters, outerwear, plush knits, really across the board in tops, we’re seeing return to strong sales in seasonal categories that carry a higher AUR, and those businesses are all really healthy. So, I think we’re going to see that continue through the rest of the third quarter and into the fall, as temperatures drop and as the assortment mixes even more into those categories. In terms of stores, we are – we see healthy profitability in both mainline and outlet stores. There’s only a handful of our stores that are not profitable, and so – but we look at – as we renew leases, we’re looking at the returns in all of the stores. It’s not really factory or mainline specific, but really store by store.

Bob Madore – American Eagle Outfitters, Inc. – Chief Financial Officer: Yeah. And Dana, it’s been a pretty consistent answer. I’ll just add a little more color to that. Over 95% of our fleet is profitable. That 5% that isn’t are either new stores that hadn’t hit their sales productivity maturity levels or the flagship in nature have other purposes other than just four-wall profitability. But we have an extremely strong and profitable real estate portfolio. And to give you an example of the flexibility we have in that, we’ve got, out of our 1,075 stores, 600 of them are coming up for lease decision over the course of the next three years at a rate on average of about 200 locations a year. So, we’re constantly looking at those renewals, whether the stores meet our strategic objectives, profit objectives, et cetera. So, we continue to feel really good about our store fleet and the performance across the fleet.

Dana Telsey – Telsey Advisory Group LLC Analyst: Thank you.

Bob Madore – American Eagle Outfitters, Inc. – Chief Financial Officer: And I’m sorry. One other question was store openings and closings. We’re going to open a little over 66 stores. Add to that number about another 29 for Aerie side-by-side stores. So, we’re going to have 95 additional new stores that will be opening in the course of the year, and we’ll be closing around 12 stores, with the majority of those being AE stores throughout the course of the year.

Dana Telsey – Telsey Advisory Group LLC Analyst: Thank you.

Operator: Thank you. Our next question comes from the line of Janine Stichter with Jefferies. Please proceed with your question.

Janine Stichter – Jeffries LLC Analyst: Hi. Good morning. Two questions for Jen on Aerie. First, just interested in the bralette commentary. Curious to get your thoughts on what’s behind the resurgence there and if you’re seeing the bralette purchase as more of an incremental purchase that you’re using as a fashion item or is there some trade-off between bras and bralettes. And then, you mentioned strong AUR for Aerie. Wondering if you could just comment on what you’re seeing in terms of promotional activity in the space. We’ve seen some competitors be very promotional, and just your thoughts on any impact that might be having to your pricing strategy. Thank you.

Jen Foyle – American Eagle Outfitters, Inc. – Global Brand President – Aerie: Yeah. Bralettes, I always say as we really have always had a strong business in bralettes, it certainly was – it really peaked as a trend a couple of years ago – a few years ago in fact. But we stayed with it and it’s our business and we own it. So, we feel proud of what we’ve done there, and it hasn’t really eaten into our core bras. In fact, we’ve been very disciplined in bras. We have extended sizes, as Chad has in denim, but also really focusing on the bra silhouettes that she’s demanding from us and not being over-assorted. So, that’s really what’s going on in the bra business. Yeah, it has been promotional out there. But we keep on mixing our AURs up, so we’re able to ride that wave.

Bob Madore – American Eagle Outfitters, Inc. – Chief Financial Officer: And just to put overall margin deleverage into perspective, the total company gross margin was down 220 basis points versus last year in the quarter. Aerie’s gross margin rate was pretty much flat.

Janine Stichter – Jeffries LLC Analyst: Helpful. Thank you.

Bob Madore – American Eagle Outfitters, Inc. – Chief Financial Officer: They had a very strong quarter in spite of what was an extremely promotional environment, particularly going head-to-head with some of her competitors, which she didn’t have to do.

Janine Stichter – Jeffries LLC Analyst: Really helpful color. Thank you. Thank you very much.

Operator: Thank you. Our next question comes from the line of Marni Shapiro with The Retail Tracker. Please proceed with your question.

Marni Shapiro – The Retail Tracker LLC. Analyst: Hey, guys. I think the curvy line looks great. So, I had two quick questions. Chad, if you could just touch a little bit on AE Studio. I’m trying to understand how that fits into the big scope of the American Eagle brand. And then, Jay, if you could touch a little bit on the partnership with Seventh Sense. I guess when are you expected to launch this in stores and do you view this as a new customer coming into American Eagle? You’ve been with the brand for a very long time. You know the customer intimately. So, I’m curious what your thoughts are on that launch.

Chad Kessler – American Eagle Outfitters, Inc. – Global Brand President – AE Brand: In terms of AE Studio, we saw great results with Don’t Ask Why as a way that we can learn about – test and learn quickly about new and exciting trends. And we evolved Don’t Ask Why – or I guess I would say replaced Don’t Ask Why with AE Studio. So, AE Studio is a series of monthly trend capsules that we’re doing on a very fast lead time to try to learn about new product, new styling, and trying to create a more editorial fashion message for our customer, and we’re seeing great response to it and learning a lot. So, Don’t Ask Why was really – had a very specific point of view in terms of selling. In AE Studio, the goal is for it to look different every month, and it’s been a great learning experience and we’ll use it like we used Don’t Ask Why to test and react in the business.

Marni Shapiro – The Retail Tracker LLC. Analyst: Is it meant to look very different than American Eagle core tops business or is it meant to sort of blend in with the assortment?

Chad Kessler – American Eagle Outfitters, Inc. – Global Brand President – AE Brand: I think it depends month-to-month. It’s really – I think there will be things that we are looking to learn about, but it’s also – a lot of it’s how we style the clothes, right, like trying to show maybe outfits in a different way and trying to communicate to the customer that she can get a different look than maybe she expects at American Eagle.

Marni Shapiro – The Retail Tracker LLC. Analyst: Got it.

Jay Schottenstein – American Eagle Outfitters, Inc. – CEO: And on the issue of the Seventh Sense, we’re going to be issuing it this coming fall, and we have a special name for it. We have a special kickoff and we’re going to surprise everybody. So, we’re not going to tell you now. And I think it will be very exciting. We think – we’ve done some customer research. It’s been very positive. We think this is a big opportunity for us to get into the beauty business.

Marni Shapiro – The Retail Tracker LLC. Analyst: So, Jay, this will be in for the holiday season then?

Jay Schottenstein – American Eagle Outfitters, Inc. – CEO: Yes, it will be.

Marni Shapiro – The Retail Tracker LLC. Analyst: Fantastic. Thanks, guys.

Operator: Thank you. Our next question comes from the line of Kimberly Greenberger with Morgan Stanley. Please proceed with your question.

Kimberly Conroy Greenberger – Morgan Stanley & Co LLC. Analyst: Great. Thank you so much. I was wondering if you could look back to last year and let us know if you’ve got a similar comparison in October, does it get slightly more difficult as you get into October? And then, I wanted to just ask about the investments in store wages. Now that you’ve lapped the increases in store wages, would you expect that that would represent less of a pressure point in SG&A moving forward? Thank you so much.

Bob Madore – American Eagle Outfitters, Inc. – Chief Financial Officer: Yeah. So, the last question, Kimberly that you asked around store payroll, as we pointed out, we started the incremental investments in store payroll kind of mid-second quarter of last year. So, we’ve pretty much lapped that at this point, and you should not expect to see that level of incremental investment going forward. If we’re able to hit our revenue guidance as we’ve communicated to you, which we feel very strong that we can, we believe we still have the ability in the third quarter to slightly leverage SG&A rate in addition to Q4 too. So, it still represents part of our strategy and the narrative going forward, for sure. And as far as looking forward to October and the third quarter, as I said, we’re coming up against some good comp performance. But I think our revenue guidance of low single-digits to mid single-digits again reflects August in the bank, which is almost 50% of our sales in the quarter and much more of our profits in the quarter, roughly 80% of our profit in the quarter. So, we feel really good about the guidance that we gave and our ability to hit it.

Kimberly Conroy Greenberger – Morgan Stanley & Co LLC. Analyst: Thank you, Bob.

Operator: Thank you. Our next question comes from the line of Janet Kloppenburg with JJK Research. Please proceed with your question.

Janet J. Kloppenburg – JJK Research Analyst: Morning, everyone. A quick question for Chad and for Jay. Chad, I know your denim business has been consistently strong for a long time now, and I’m just wondering if that chunk of the business is becoming outsized and if there is any worry about a jean slowdown and some sort of change in the bottoms cycle and what that might mean to American Eagle’s growth outlook. And for Jay, it’s interesting you just talked about beauty. I was wondering if you could give us a look forward to the kinds of growth strategies you’re thinking about, whether they would be internally developed or if you’re also considering M&A opportunities. Thanks so much.

Chad Kessler – American Eagle Outfitters, Inc. – Global Brand President – AE Brand: Hi, Janet. Thanks. Yeah, the jeans business is amazing and continues to grow, and as I said, at this point, I’m quite confident we’re going to have another record quarter in jeans. We find there’s even more demand than what we offer today for the customer. We continue to see the opportunity to expand productivity throughout the assortment with more jeans. Now, I think that could lead to some concerns that you’re saying that jeans can get too big. But four or five years ago, when everyone said jeans were dead, we were writing record jeans business and we continue to do so. I think for us, we are the destination for jeans, and I think jeans are going to outlive everybody in this room and on this call. And so, I think what we saw prior is when people ran away from jeans, we just consolidated our position as the leader in the space, and I think that that is an opportunity and a strength for us going forward. We do have a healthy bottoms business overall. So, the rest of the pants business – and even though I spoke to some weakness in shorts, we did write positive comps in women’s shorts in the quarter. There is – we have a very strong bottoms business led by our jeans, and I think people are going to continue to wear bottoms as time goes forward.

Janet J. Kloppenburg – JJK Research Analyst: Thanks.

Jay Schottenstein – American Eagle Outfitters, Inc. – CEO: And as far as the beauty business, we’re just getting our toe into the water. But we’re very excited about it. We think there’s big opportunity. Look, we see a lot of opportunity and we’re very gung-ho as far as this year and we see a lot of opportunity like for next year too.

Operator: Thank you. Our next question comes from the line of Susan Anderson with B. Riley FBR. Please proceed with your question.

Carlin Lynch – B. Riley FBR, Inc. Analyst: Hi, guys. This is Carlin Lynch on for Susan Anderson. Thanks for taking my question. Congrats on a good quarter. Just wanted to get a bit of an update on international in particular with some of the China restructuring. And then also in Europe, I know last quarter you had said that you weren’t operating there yet. If we could just get any timeline about when you kind of expect that to start to make an impact that would be great. Thanks.

Bob Madore – American Eagle Outfitters, Inc. – Chief Financial Officer: Yeah. This China tariffs issue, trade war issue has been going on for a while, and I have to tell you, our team – our production and sourcing team has been out in front of this and has done a phenomenal job. They’ve been able to mitigate over two-thirds of the tariff exposure through the partnerships and the negotiating skills that they’ve had with our manufacturing partners in China and migrating some of our production to other geographies too.

Today, China represents about 30% of our production. We believe in the next 12 to 18 months, we’ll be able to drive that down to 20% or below 20%, slightly below 20%. Yeah, this year’s impact of tariffs is immaterial. Next year, it’s more material. It’s a full-year impact. We’re only going to see an impact a little bit in the fourth quarter, but it’s manageable within our total operating income number and a lot of the other strategies that we have to drive income growth.

Jay Schottenstein – American Eagle Outfitters, Inc. – CEO: And it’s already built into your forecast too.

Bob Madore – American Eagle Outfitters, Inc. – Chief Financial Officer: It’s definitely reflected in the guidance we gave.

Jay Schottenstein – American Eagle Outfitters, Inc. – CEO: Yeah. It’s already in the guidance too. And look, the good news is that with the factories, we are the vendor of choice. It’s good. So, we have the flexibility of moving around and we are moving around the world. And look, hopefully the President makes a deal with China. There’s probably a very good chance of a deal getting done.

Bob Madore – American Eagle Outfitters, Inc. – Chief Financial Officer: And Jay, I haven’t really heard any competitors disclosing that they’ve been able to mitigate two-thirds of the tariff exposure either. So, I think that’s a big plus for us and I think it just demonstrates...

Jay Schottenstein – American Eagle Outfitters, Inc. – CEO: Let’s put it this way, we don’t plan to use the tariffs for any excuse or anything. We know we have to have merchandise for competition. At the end of the day, if we have certain misses last quarter, we think we can improve it next year. We know where those opportunities lie. We know where it is. We know where the opportunities are. We know what we have to do merchandise-wise, and that’s what we’re working on. We don’t accept excuses and we don’t like being down. This was the first quarter missed in a long time, but there’s been a lot of changes made and we feel very good about the future.

Carlin Lynch – B. Riley FBR, Inc. Analyst: Great. Very helpful. Thanks so much, you guys.

Jay Schottenstein – American Eagle Outfitters, Inc. – CEO: I feel much better about the future than the analysts do. Watching the stock go up and down, I got a lot more confidence than the analysts, and I’ll just put it this way, shame on all of the naysayers.

Operator: Thank you. Our next question comes from the line of Kate Fitzsimons with RBC Capital Markets. Please proceed with your question.

Katie Fitzsimons – RBC Capital Markets Analyst: Yes. Hi. Good morning. I guess piggybacking on that tariff question, I’m curious kind of what your view is on price increases to the extent that tariffs go to 25%. Definitely impressed that you guys are able to mitigate a lot of the pressure internally, but just curious on your views on pricing. And then secondly, Chad, you made mention of a fashion cycle and the changing silhouette. You seem pretty optimistic on what you’re seeing there. What are you seeing on the tops to bottom ratio now? Is it where you want it to be? It sounds like it’s improving quarter-to-date versus 2Q maybe. Just how should we think about the opportunity there? Thank you.

Chad Kessler – American Eagle Outfitters, Inc. – Global Brand President – AE Brand: I think for pricing, when we look at the tariffs, I think we just have to be very careful. I think we have to make sure– we’ve always been a brand that represents value and we’ve always been a brand that priced our apparel for what we build into it and what we think the customer will perceive as a fair ticket. I think if tariffs do go to 25% and we’re still making a percentage of our goods in China, we need to look at some of those tweener styles, where maybe there’s an opportunity for a few dollars here or there. But I think the environment will continue to be competitive and we will continue to be a leader representing value in the space, and so I don’t think that we can look at any sort of across-the-board increases in ticket.

But then again, we have to look at it as the news breaks and as things come across and use our best judgment at that time. In terms of women’s changing silhouettes, we are – we do continue to see a shift into higher rises and some of the new jean silhouettes in women’s really driving a shift in both the size of the tops as well as boxier silhouettes or longer silhouettes, and I think it provides a great opportunity going into fall. As I said, the back-to- school merchandise was very well-received and the categories that we will drive going forward through the fall are the categories that drove back-to-school, and I think that provides significant opportunity in women’s non-bottoms apparel.

Our tops to bottoms ratio, I think it’s a bit of a tough metric for us to look at other retailers because of the strength of our bottoms business. As bottoms continues to grow, that means that they continue to grow in their part of that ratio, right. So, we continue to see bottoms grow. The goal – my goal is that the bottoms growth is incremental to the brand growth and that the tops business at least holds steady, if not growing along with bottoms. But I don’t see that shifting our tops to bottoms ratio back to tops. But every brand has their strength, and our strength is both our brand as well as our bottoms business and the apparel that outfits back to those bottoms, and we’ve seen that drive consistent positive growth. Q2 was a hiccup. But I think coming into Q3 and going through the fall, we’ll continue to see that drive the business in a positive way.

Katie Fitzsimons – RBC Capital Markets Analyst: Great, guys. Best of luck.

Operator: Thank you. Our next question comes from the line of Westcott Rochette with Evercore ISI. Please proceed with your question.

Westcott Rochette – Evercore Group LLC Analyst: Thanks, guys. I have a question on the interplay between the Aerie and the American Eagle customer. And as you grow brand awareness at Aerie and as you move into apparel, and especially maybe if you go into new markets like Texas and California, do you see that Aerie customer and the brand awareness translating over to Eagle, an opportunity to go over to Eagle? And how does that customer kind of interact between the two brands?

Chad Kessler – American Eagle Outfitters, Inc. – Global Brand President – AE Brand: I think we have a really virtuous circle with the customer base. We have two really strong brands that appeal to customers from 15 to 25 and maybe even a little higher in Aerie. And Aerie brings a lot of excitement with AerieREAL campaign and bringing new customers to the brand that, yes, we actively work to migrate into the AE business. And we still have a lot of AE customers who only shop in AE, and we work to build Aerie brand awareness and help inspire those customers to shop in the Aerie business.

So, I think it’s a really positive thing to have these two brands working together and a positive thing that we share a website. And we see even with Aerie’s apparel business growing, as Jen and I have said on earlier calls, we try to make sure that the Aerie apparel is more lounge, the AE apparel is more jeans-based, and we try to not compete directly with each other. And we find that in total, it lifts the entire business and that we can use both brands to attract new customers and then retain those customers and migrate those customers between the brands. It’s really a positive thing to have two such strong brands under the same umbrella.

Judy Meehan - American Eagle Outfitters Inc. – VP, IR: Okay. Melissa, we’ll take one more question.

Operator: Thank you. Our final question comes from the line of Rebecca Duval with BlueFin Research Partners. Please proceed with your question.

Rebecca Duval – BlueFin Research Partners, Inc. Analyst: Good morning and thank you for taking my question. Chad, I was just wondering, you talked a little bit – you just touched on it briefly about the extended sizes and that you’re starting to see a new customer base come in, particularly at the AE Brand. I’ve seen the reaction. If you actually look at the reviews of the curvy, it’s pretty incredible online. But I’m wondering how you guys are measuring that in terms of just new customer acquisition and what are the plans on extended sizes, are you going to continue into tops as well or just going to continue on to denim? And then along those lines, are there different plans in terms of the marketing that we’re going to see to kind of get that message out there that you are offering the extended sizes for the back half? Thanks.

Chad Kessler – American Eagle Outfitters, Inc. – Global Brand President – AE Brand: Yeah. So, just to break into two parts. One, curvy represents everything from – it was really about the silhouette and the shape and not the size, and so curvy has been great. When we look at the jeans business, it looks like curvy is really incremental to the jeans business. Our core jeans business would also be posting positive comps in the quarter even before we layer in curvy. So, curvy has been a great success, and we’re very happy with that. We did a lot of specific marketing around curvy and getting the reach out to customers, both existing customers who maybe felt like our jeans didn’t provide the optimal fit, as well as to new customers in the brand.

The extended sizing is something that I’m really excited we were able to offer in all stores. The brand is really about inclusivity, and I think Aerie – and Jen really led the way there and we’re happy to build upon it by extending the sizes we have in our stores. I think that’s still a story of attracting a new customer to the store. We’re seeing faster pick-up online. But we’re still getting the awareness out to the store customer, and we are seeing it build. We’re seeing it build over time, but it’s still early days. They’ve only been in stores for like five weeks. But I’m happy that we have it and I’m happy to see it build and I do think it’s an opportunity to grow the customer base. We do expect to have the larger sizes across all of our bottoms categories. And then in tops, I think we’ll see how the reaction builds in bottoms and then see if we’re able to offer it across tops as well.

Judy Meehan - American Eagle Outfitters Inc. – VP, IR: Okay. Thanks, Rebecca.

Rebecca Duval – BlueFin Research Partners, Inc. Analyst: Great. Thanks

Judy Meehan - American Eagle Outfitters Inc. – VP, IR: Great. So, this concludes our call today. Thanks for your participation, and have a great day.

Operator: Thank you, ladies and gentlemen. Our call has now ended. You may now disconnect your lines. Thank you for your participation.